EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Matt Steinberg (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. ANNOUNCES AGREEMENT TO ACQUIRE REPCONSTRICKLAND

- Premier Service Provider of Turnaround and Specialty Services
to the Refinery and Petrochemical Markets -

- Further Strengthens EMCOR's Position in the Industrial Services and Energy Sectors -

NORWALK, CONNECTICUT, June 17, 2013 - EMCOR Group, Inc. (NYSE: EME) today announced that it has entered into a definitive agreement to acquire RepconStrickland, Inc. (“RepconStrickland”), a leading provider of recurring turnaround and specialty services to the North American refinery and petrochemical markets.  EMCOR is acquiring the privately held company in an all cash transaction valued at approximately $455 million from its shareholders, including its majority shareholder, an affiliate of ArcLight Capital Partners, LLC, an energy focused private equity fund.

Headquartered in La Porte, TX and Corpus Christi, TX, RepconStrickland has a 36-year history as one of the preeminent U.S. industrial and refinery service companies.  With a track record of superior project execution and an industry-leading safety record, RepconStrickland is a leader in executing turnarounds for critical process units.

The RepconStrickland platform includes five recognized brands with capabilities encompassing a broad spectrum of turnaround and specialty services, including shutdowns, overhauls, revamps, capital projects, engineering and constructability reviews, project management, welding services, refractory services, tower services and emergency repair.  RepconStrickland generated revenues of approximately $400 million in 2012.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “The acquisition of RepconStrickland strengthens our position in the industrial and energy sectors which are attractive industries poised for future growth.  RepconStrickland is an extremely well-run organization that provides turnaround and specialty services across North America, with a focus in the U.S. Gulf. The team has an outstanding reputation in the industry, from both managerial and safety perspectives, and will become a key asset to EMCOR going forward.  RepconStrickland operates in markets adjacent to our existing Ohmstede operations, provides solid long-term growth potential, is resilient during down cycles and creates additional access to high-margin, high-growth markets that will help fulfill many of our strategic goals.”

EMCOR Announces Agreement to Acquire RepconStrickland

“We firmly believe EMCOR is an excellent natural fit for RepconStrickland,” stated Bob Parker, President and Chief Executive Officer of RepconStrickland. “The prospect of working with a proven industry leader that shares our commitment to customer loyalty and safety, while maintaining our organizational structure, is a great opportunity for everyone at RepconStrickland.  We are excited to join the EMCOR organization and look forward to partnering with the EMCOR and Ohmstede team to produce sustainable growth and exceptional customer value.”

The transaction is expected to close in early July, subject to customary closing conditions and regulatory approvals. The acquisition of RepconStrickland is expected to be accretive to EMCOR’s earnings for the balance of 2013 by approximately $0.10 per share, excluding transaction expenses, with significantly accelerated earnings per share contribution in 2014.  Estimated transaction costs are expected to be between $6.0 million - $7.0 million.

Mr. Guzzi concluded, “Supported by attractive industry drivers, RepconStrickland is well-positioned to grow organically through market share expansion of existing refinery customers and capitalizing on capacity expansions in the adjacent petrochemical industry.  Given the complementary nature of its services, adding RepconStrickland to our existing operations will allow EMCOR to offer additional opportunities to its customers of turnaround services and heat exchangers,  increase our overall customer responsiveness and maximize our labor and shop utilization.  Furthermore, our prior successful integration of Ohmstede gives us the experience and confidence that RepconStrickland will transition quickly into our organization.”

J.P. Morgan Securities LLC is acting as financial advisor to EMCOR Group.

Harris Williams & Co. is acting as the exclusive financial advisor to RepconStrickland.

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, industrial and energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

Conference Call

A conference call to discuss EMCOR Group’s acquisition of RepconStrickland will be available live via internet broadcast today, Monday, June 17, at 5:00 PM Eastern Daylight Time.  You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2012 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.